EXHIBIT 2

STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of May 8, 2001, by and between Sable Management, L.P., a Delaware limited partnership ("Sable "), and Kayne Anderson Capital Advisors, L.P., a California limited partnership ("KA").

RECITALS

          WHEREAS, as of the date hereof, Sable Holdings, L.P., Sable Investments, L.P., PAAI LLC, Plains Resources Inc. (the "Company"), Plains All American Inc. and James C. Flores entered into a Unit Transfer and Contribution Agreement, dated as of the date hereof (the "Sable Transfer Agreement"), pursuant to which, among other things, Sable Holdings, L.P. will acquire Subordinated Units (as such term is defined in the Sable Transfer Agreement) and Sable Investments, L.P. will acquire a limited partnership interest in Plains AAP L.P., a Delaware limited partnership, and a membership interest in Plains All American GP LLC, a Delaware limited liability company, in accordance with the terms thereof;

          WHEREAS, as of the date hereof, KAFU Holdings, LLC, PAAI, LLC, the Company and Plains All American Inc. entered into a Unit Transfer and Contribution Agreement, dated as of the date hereof, pursuant to which, among other things, KAFU Holdings, LLC will acquire Subordinated Units, a limited partnership interest in Plains AAP L.P. and a membership interest in Plains All American GP LLC in accordance with the terms thereof;

          WHEREAS, Sable desires to purchase from certain members of KAFU Holdings, LLC and/or Affiliates (as such term is defined in the Sable Transfer Agreement) of KA (the "KA Sellers") in the aggregate one million (1,000,000) shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of the Company under the terms and conditions set forth herein;

          WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Sable Transfer Agreement.

AGREEMENT

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, agreements and covenants herein, the parties hereto hereby agree as follows:

          1.     Sale and Purchase.

               (a)     On the Closing Date, KA shall cause the KA Sellers to sell, assign and transfer to Sable the Shares free and clear of all Encumbrances and subject to no restrictions other than those restrictions arising from applicable federal and state securities laws.

               (b)     At the Closing, Sable shall pay to each of the KA Sellers, as the purchase price of the Shares, $25.00 per share multiplied by the number of Shares sold, assigned and transferred by such KA Seller by wire transfer of immediately available funds to such KA Seller's bank account set forth on a notice given by KA to Sable not later than three (3) Business Days prior to the Closing Date.

               (c)     At the Closing, KA shall cause each of the KA Sellers to deliver to Sable a certificate or certificates representing such KA Sellers's Shares registered in such KA Sellers's name (or, if any such Shares are held in electronic format through the Depository Trust Company, to effect an electronic transfer of such Shares to Sable), together with a duly executed stock power endorsed to Sable with signatures guaranteed by a national bank or trust company or a member firm of the New York Stock Exchange or such other assignments or instruments of conveyance and transfer, in form and substance satisfactory to Sable and its counsel, as shall be effective to vest in Sable all of such KA Sellers's right, title and interest in and to all of such KA Sellers's Shares.

          2.     Representations and Warranties of KA. KA represents and warrants to Sable that:

               (a)     Each KA Seller is the sole record owner and is the beneficial owner of such KA Seller's Shares; other than KA, no person has a right to acquire or direct the disposition, or holds a proxy or other right to vote or direct the vote, of the Shares; and each KA Seller has good and valid title to such KA Seller's Shares, free and clear of any Encumbrances except restrictions arising from applicable and valid federal and state securities laws. Other than this Agreement, there is no option, warrant, right, call, proxy, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the sale, pledge or other transfer or disposition of any of the Shares, any interest therein or any rights with respect thereto, or relates to the voting, disposition, exercise, conversion or control of the Shares, or (ii) obligates KA or any KA Seller to grant, offer or enter into any of the foregoing.

               (b)     The sale by the KA Sellers of the Shares and the delivery of the certificates representing the Shares to Sable against receipt of payment therefor pursuant hereto will transfer to Sable good and valid title to the Shares, free and clear of all Encumbrances except restrictions arising from applicable federal and state securities laws.

               (c)     KA has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by KA, the performance by KA of its obligations hereunder, and the consummation by KA of the transactions contemplated hereby have been duly authorized by all requisite action on the part of KA and no other proceedings on the part of KA are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by KA and constitutes a legal, valid and binding obligation of KA enforceable against KA in accordance with its terms.

               (d)     The execution, delivery and performance of this Agreement by KA does not and will not (a) violate or conflict with or result in a breach of any provision of the organizational documents of KA or any KA Seller, (b) violate or conflict with any Law or Governmental Order applicable to KA or any KA Seller or any of their respective assets and properties, or (c) conflict with, result in any violation or breach of or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any notice or consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, the triggering of any payment by, or the increase in other obligation of, KA or any KA Seller or the creation of any Encumbrance on any assets or properties of KA or any KA Seller pursuant to any material contract, license, permit, franchise or other instrument or arrangement to which KA or any KA Seller is a party or by which any of them, or any of such assets or properties is bound or affected, except for, in the case of clauses (b) and (c), such conflicts, violations, breaches, defaults or other occurrences which would not (i) impair, in any material respect, the ability of KA to perform its obligations under this Agreement or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by KA do not and will not require any consent, waiver, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) the requirements of the Exchange Act, and (b) any other consent, approval, authorization, filing or notice the failure of which to make or obtain would not (i) impair, in any material respect, the ability of KA to perform its obligations under this Agreement, or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby.

               (e)     Neither KA nor any KA Seller has entered into any agreement, arrangement or understanding with any Person which will result in the obligation of the Company or Sable to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement of the consummation of the transactions contemplated hereby .

          3.     Representations and Warranties of Sable. Sable represents and warrants to KA that:

               (a)     Sable has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sable, the performance by Sable of its obligations hereunder, and the consummation by Sable of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Sable and no other proceedings on the part of Sable are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sable and constitutes a legal, valid and binding obligation of Sable enforceable against Sable in accordance with its terms.

               (b)     The execution, delivery and performance of this Agreement by Sable does not and will not (a) violate or conflict with or result in a breach of any provision of the organizational documents of Sable, (b) violate or conflict with any Law or Governmental Order applicable to Sable or any of its assets and properties, or (c) conflict with, result in any violation or breach of or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any notice or consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, the triggering of any payment by, or the increase in other obligation of, Sable or the creation of any Encumbrance on any assets or properties of Sable pursuant to any material contract, license, permit, franchise or other instrument or arrangement to which Sable is a party or by which it, or any of its assets or properties is bound or affected, except for, in the case of clauses (b) and (c), such conflicts, violations, breaches, defaults or other occurrences which would not (i) impair, in any material respect, the ability of Sable to perform its obligations under this Agreement or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Sable do not and will not require any consent, waiver, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) the requirements of the Exchange Act, and (b) any other consent, approval, authorization, filing or notice the failure of which to make or obtain would not (i) impair, in any material respect, the ability of Sable to perform its obligations under this Agreement, or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby.

          4.     Covenants. KA hereby covenants and agrees that neither it nor any KA Seller will enter into any transaction, take any action, or by inaction permit any event to occur, that would result in any of KA's representations or warranties herein contained not being true and correct as of (a) the time immediately after the occurrence of such transaction, action or event and (b) the Closing Date. Sable hereby covenants and agrees that it will not enter into any transaction, take any action, or by inaction permit any event to occur, that would result in any of Sable's representations or warranties herein contained not being true and correct as of (a) the time immediately after the occurrence of such transaction, action or event and (b) the Closing Date.

          5.     Adjustments Upon Changes in Capitalization. In the event of any reorganization, recapitalization, split, merger, stock split, stock dividend, combination or exchange of shares, issuance of other securities in exchange for Common Stock or any other change in the outstanding securities of the Company that results in a change in the number and the kind of shares of Common Stock or securities convertible into Common Stock, the terms "Shares" shall be deemed to refer to and include the Shares as well as all such dividends and distributions, cash or otherwise, and KA shall cause the KA Sellers to deliver the Shares and all such dividends and distributions to Sable at the Closing and the amount to be paid per share by Sable shall be adjusted so that the total amount to be paid by Sable hereunder remains unchanged.

          6.     Closing; Conditions to Closing. The closing of the sale to and purchase by Sable of the Shares shall occur at the time and place of the Closing under the Sable Transfer Agreement. The obligations of Sable to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by Sable in writing: (a) each of the representations and warranties made by KA in this Agreement being true and correct as of the date hereof and the Closing; (b) KA has performed in all respects each and every covenant and agreement contained in this Agreement required to be performed by KA on or before the Closing; (c) Sable and KA shall have obtained all approvals and consents necessary or required for the consummation of the transactions contemplated by this Agreement; and (d) the closing of the transactions contemplated by this Agreement shall occur simultaneously with the Closing.

          7.     Specific Performance. The parties acknowledge and agree that the breach of this Agreement by KA could not be adequately compensated with monetary damages, and the parties hereto agree, accordingly, that injunctive relief and specific performance of this Agreement shall be appropriate remedies to enforce the provisions of this Agreement and waive any claim or defense that there is an adequate remedy at law for such breach; provided, however, that nothing herein shall limit the remedies, legal or equitable, otherwise available and all remedies herein are in addition to any remedies available at law or otherwise.

          8.     Proxy. For the period of time from the date hereof through the earlier of (a) the date of termination of this Agreement pursuant to Section 18 and (b) the Closing Date (such period, the "Proxy Period"), and with respect to any matter submitted to a vote of stockholders of the Company (including pursuant to any corporate action in writing without a meeting) in respect of which the record date for determining shares of Common Stock entitled to vote on such matter is a date during the Proxy Period, KA hereby irrevocably appoints, and shall cause the KA Sellers to irrevocably appoint, Sable as each of their respective attorney and proxy, with full power of substitution, to vote or to express written consent or dissent in such manner as such attorney and proxy or its substitute shall, in its sole discretion, deem proper, and otherwise act (including pursuant to any corporate action in writing without a meeting) with respect to all of the Shares which KA and the KA Sellers are entitled to vote at any meeting of stockholders (whether annual or special and whether or not an adjourned meeting) of the Company, or pursuant to written action taken in lieu of any such meeting or otherwise. This proxy is irrevocable, is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration of and as an inducement to cause Sable to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This proxy shall revoke any other proxy granted by KA or any of the KA Sellers at any time with respect to the Shares and no subsequent proxies will be given with respect thereto by KA or any KA Seller. In addition, if subsequent to the date hereof KA or any KA Seller is entitled to vote the Shares for any purpose, KA shall, and shall cause the KA Sellers to, take all actions necessary to vote the Shares pursuant to instructions received from Sable. Notwithstanding the foregoing, Sable shall consult with KA prior to voting the Shares pursuant to this proxy and if KA determines in its good faith judgment, after consultation with and upon written advice of its independent legal counsel, that the granting of this proxy by KA with respect to such vote would result in a breach of its fiduciary duties under applicable Law to its limited partners, then KA shall provide written notice of such to Sable prior to such vote and Sable shall vote the Shares pursuant to this proxy with respect to such vote pursuant to instructions received by KA.

          9.     Validity and Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be illegal, invalid or unenforceable and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

          10.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law.

          11.     Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay their respective fees and expenses incurred in connection herewith.

          12.     Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

          13.     Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by each of, or on behalf of each of, the parties. This Agreement may be amended or supplemented in writing by the parties hereto with respect to any of the terms contained in this Agreement.

          14.     Assignment; Binding Effect. Nothing contained in this Agreement shall be deemed to prohibit Sable from assigning its rights and obligations hereunder to any Affiliate thereof. KA shall not assign any of its rights, interests or obligations hereunder without the prior written consent of Sable, which consent may be granted or withheld in Sable's sole discretion. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          15.     Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

(a)	To KA: Kayne Anderson Capital Advisors, L.P. 1800 Avenue of the Stars Suite 200 Los Angeles, CA 90067 Telecopy: (310) 284-6444 Attention: Robert Sinnott Cc: David Shladovsky

with a copy to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P. 2029 Century Park East Suite 2600 Los Angeles, California 90067 Telecopy: (310) 229-1001 Attention: Scott Racine

(b)	To Sable:

Sable Management, L.P. Chase Tower 600 Travis Street, Suite 3660 Houston, Texas 77002 Telecopy: (713) 980-0935 Attention: James C. Flores

with a copy to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P. 1900 Pennzoil Place, South Tower 711 Louisiana Street Houston, TX 77002 Telecopy: 713-236-0822 Attention: Michael E. Dillard, P.C.

          16.     Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one Business Day after being deposited with a next day courier, postage prepaid, or (iii) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

          17.     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties contained in this Agreement shall survive the Closing Date. The covenant and agreements of the parties to be performed after the Closing Date contained in this Agreement shall survive the Closing Date.

Termination. This Agreement shall terminate upon the termination of the Sable Transfer Agreement.

[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

SABLE MANAGEMENT, L.P.

By:   Sable Management, LLC, its General Partner

     /s/ JAMES C. FLORES
     James C. Flores, its Sole Member

Kayne Anderson Capital Advisors, L.P.

By:   Kayne Anderson Investment Management,
        Inc., its General Partner

By:  /s/ ROBERT V. SINNOTT
Name: Robert V. Sinnott
Title: Managing Partner